Exhibit 5.1

August 30, 2016

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-4 (File No. 333-210632), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the issuance by the Company of 13,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Securities”), and 6,900,000 shares of the Company’s 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Preferred Securities” and together with the Common Securities, the “Securities”), pursuant to the Agreement and Plan of Merger, dated February 26, 2016, among the Company, Arrow Merger Sub, Inc., a Maryland corporation, and Apollo Residential Mortgage, Inc., a Maryland corporation, as amended by the Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2016, by and among the Company, Arrow Merger Sub, Inc. and Apollo Residential Mortgage, Inc. (collectively, the “Merger Agreement”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that following the issuance of the Securities pursuant to the terms of the Merger Agreement and in the manner contemplated by the proxy statement/prospectus included in the Registration Statement, the Securities will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP